Exhibit 10.3

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (“Agreement”) is made and entered into this 31st day of December, 2007 (the “Effective Date”), by and between Duska Therapeutics, Inc., a Nevada corporation located at 470 Nautilus Avenue, Suite 300, La Jolla, California 92037 (“Duska”), and Amir Pelleg, Ph.D., residing in 24 Dartmouth Lane, Haverford, Pennsylvania 19041 (“Pelleg”).

WHEREAS, Duska is desirous of continuing the employment of Pelleg as President and CSO on a full-time basis;

WHEREAS, Pelleg has informed the Board of Directors of Duska (“Board”) that he would be willing to continue his employment in the position of President and CSO on a full-time basis; and

WHEREAS, Duska and Pelleg desire to continue the relationship whereby Duska employs Pelleg, and Pelleg serves Duska in the capacity of President and CSO, on a full-time basis pursuant to the terms and provisions contained herein.

NOW, THEREFORE, in consideration of the mutual promises set forth herein, Duska and Pelleg hereby agree as follows:

1.

Responsibilities.  Pelleg agrees to manage the day-to-day scientific operations of Duska in the capacity of President and CSO.  Pelleg will report directly to the Chairman and CEO and work closely with the Chairman and CEO.  His duties will be those customarily performed by President and CSO of an emerging bio-pharmaceutical public company, subject to the management of the Chairman and CEO, including without limitation, the following duties:

•

act as a leader and spokesman of the company’s scientific program;

•

formulate and present to the Board a scientific strategy in accordance with the Board’s vision;

•

supervise scientific employees and the scientific advisory board;

•

manage scientific operations;

•

identify and present to the board new technologies and licensing opportunities;

•

assist in the negotiations of research agreements, collaborative endeavors, mergers and acquisitions with external entities;

1.1

Term.  The term of this Agreement shall commence as of the Effective Date and shall terminate on December 31, 2010 unless terminated sooner by Pelleg or Duska as set forth in Section 6 hereunder.  The term of this Agreement may be extended upon the mutual written agreement of the parties.

2.

Compensation and Benefits.

2.1

Title and Commitment.  Pelleg will work on a full-time basis as Duska’s President and CSO and/or any other capacity to be determined by the Chairman and CEO or the Board.

2.2

Salary.  Pelleg’s annual salary will be $175,000. Pelleg shall receive an annual salary increase, but at a minimum, the increase shall be equal to the rate of inflation in San Diego, California as measured by the prior year’s Consumer Price Index.  The salary will be payable in 24 equal, semi-monthly payments on a prorated basis. Beginning in December 2008, the CEO will make a recommendation to the Board as to the annual year end bonus, the target of which will be up to 35% of the base salary and dependent on the achievement of written objectives set by the Company’s CEO in the prior year., The earning and payment of annual bonus will depend on the approval of the Board. Such policy and bonus shall be in the Board’s sole and absolute discretion.

2.3

Stock Options.  Pelleg will receive options to purchase 1,000,000 shares of Common Stock of Duska at an exercise price equal to the three days average of the closing price of the stock prior to the Effective Date. Twenty-five percent of Pelleg’s stock options will be vested upon the Effective Date.  The remaining 75% of the stock options shall vest at a rate of 6.25% per quarter on the last day of each of the 12 calendar quarter, thereafter.

2.4

Benefits and Insurance.  While this Agreement is in effect, Duska will provide Pelleg with all standard Duska employee benefits, including health insurance and worker’s compensation insurance. Duska will continue to pay up to $1,000 per month for the existing disability and life insurance policies (the “Policies”) of which Pelleg is the beneficiary.

2.5

 Disability. In the event that Pelleg cannot perform the duties because of illness or incapacity for a period of more than six weeks, the compensation otherwise due during said illness or incapacity will be reduced by 50%. Pelleg’s full compensation will be reinstated upon return to work. However, if Pelleg is absent from work for any reason for a continuous period of over two months, the Duska may terminate Pelleg’s employment, and Duska’s obligations under this Agreement will cease on that date.

2.6

Death Benefit. Should Employee die during the term of employment, the Company shall pay to Employee's estate any compensation due through the end of the month in which death occurred as well as vested stock options.

2.7

Vacation. The Employee shall be entitled to accrue vacation time of three weeks yearly at full pay.  The Employee shall cease accruing vacation time after accruing eight weeks of unused vacation time.

2.8

Office. The Employee will be reimbursed for the cost of an office in the Philadelphia area, up to a monthly rent of $1,000.

2.9

Reimbursement of Expenses. The Employee may incur reasonable expenses associated with the fulfillment of his duties, including expenses for entertainment, travel, and similar items. The Company shall reimburse Employee for all business expenses after the Employee presents an itemized account of expenditures, pursuant to Company policy.

3.

Indemnity.  Pelleg agrees to indemnify and hold Duska harmless from and against any and all claims, demands, causes of action, losses, damages, liabilities, costs, and expenses, including attorneys' fees, arising from a breach of any of the Pelleg's covenants, representations and warranties herein or attributable to or resulting from Pelleg's gross negligence or willful misconduct in fulfilling his duties as Duska’s President and CSO.  Pelleg warrants and represents that he has full power and authority to enter into and perform this Agreement.  Duska agrees to indemnify and hold Pelleg harmless from and against any and all claims, demands, causes of action, losses, damages, liability, costs and expenses, including attorneys’ fees arising out of Pelleg’s fulfillment of his duties as Duska’s President and CSO, other than those arising from Pelleg’s breach of any of his covenants, representations and warranties hereunder or Pelleg’s gross negligence or willful misconduct.

4.

Proprietary Rights.  All work performed and all materials developed or prepared for Duska by Pelleg in his capacity as an officer and employee are the property of Duska and all title and interest therein shall vest in Duska and shall be deemed to be works made for hire and made in the course of Pelleg’s fulfillment of his duties.  To the extent that title to any such works may not, by operation of law, vest in Duska or such works may not be considered works made for hire, all rights, title and interest therein are hereby irrevocably assigned to Duska.  All such materials shall belong exclusively to Duska, and Duska shall have the right to obtain and to hold in its own name, copyrights, trademarks, patents, other registrations, or such other protection as may be appropriate to the subject matter, and any extensions and renewals thereof.  Pelleg agrees to give Duska and any person designated by Duska such reasonable assistance, at Duska’s expense, as is required to perfect the rights defined in this Section.

5.

Confidential Information.

5.1

Confidentiality Obligations.  Pelleg hereby enters into and agrees to be bound by the Proprietary Information and Innovations Agreement in substantially the form set forth as Exhibit A (the “Proprietary Info Agreement”), which is hereby incorporated herein, regardless of whether or not Pelleg actually signs the Proprietary Info Agreement.

6.

Termination.  Pelleg’s rights hereunder shall, under any of the following circumstances, terminate in advance of the time specified in Section 1 above, and Pelleg shall have the right to receive only compensation that shall have accrued hereunder through the effective date of such termination and shall have no right to receive any further compensation hereunder from and after the time of such termination, except as explicitly provided herein:

6.1

Death.  Pelleg’s rights hereunder shall terminate immediately upon the death of Pelleg.

6.2

Termination by Duska.  In the event that Pelleg shall become either physically or mentally incapacitated so as to be incapable of performing his duties of President and CSO required hereunder Duska may, at its option, terminate the term of this Agreement by written notice to Pelleg with no further obligations to Pelleg in accordance with the disability terms listed in paragraph 2.5 above.  Duska may terminate the term of this Agreement for “Cause” (as hereinafter defined) at any time upon written notice to Pelleg.  “Cause” as used in this Agreement means that Pelleg, (i) after three working days’ notice, has failed to perform his duties to Duska, as determined by the Chairman and CEO or the Board, (ii) has materially breached any of the terms or conditions of this Agreement, or (iii) has been charged with a felony or has committed or participated in any intentionally dishonest or fraudulent act that damages, or may damage, the business or reputation of Duska.  Duska, acting through the Chairman and CEO or the Board, may terminate the term of this Agreement without “Cause” upon written notice to Pelleg. If the Company so requests, the Employee will continue to perform his/her duties and may be paid his/her regular salary up to the date of termination. In addition, the Company will pay the Employee accrued and unpaid vacation and over the three months following the date of the termination a severance allowance of $43,750 less taxes and Social Security required to be withheld. Medical and dental benefits reimbursements would also continue over the three months following the date of termination.  Notwithstanding anything to the contrary contained in this agreement, the Company may terminate the Employee's employment upon 30 days' notice to the Employee should any of the following events occur:

(a)

The sale of substantially all of the Company's assets to a single purchaser or group of associated purchasers; or

(b)

The sale, exchange, or other disposition, in one transaction of the majority of the Company's outstanding corporate shares; or

(c)

The Company's decision to terminate its business and liquidate its assets;

(d)

The merger or consolidation of the Company with another company.

(e)

 Bankruptcy or chapter 11 reorganization.

In the case of (a) (b) (c) or (d), the Company will pay the Employee over the three months following the date of the termination a severance allowance of $43,750 less taxes and Social Security required to be withheld.  In addition, all stock options granted to Employee will fully vest immediately and become exercisable.

6.3

Termination by Pelleg.  Pelleg may voluntarily terminate the term of this Agreement at any time upon 30 days prior written notice to Duska.  Pelleg may also terminate the term of this Agreement at any time upon written notice to Duska if Duska shall have materially breached any of the provisions of this Agreement.

7.

General Terms.

7.1

Successors and Assigns.  This Agreement shall inure to the benefit of Pelleg and Duska, and Duska’s successors and assigns. This Agreement is personal to Pelleg.  Pelleg may not sell, transfer, sublicense, subcontract, hypothecate or assign his rights and duties under this Agreement without the prior written consent of Duska, which Duska may refuse in its sole and absolute discretion.  Duska may assign its rights and obligations under this Agreement to any successor including without limitation any entity that takes control of Duska.

7.2

Notices.  Any notices or communications under this Agreement shall be in writing and shall be hand-delivered or sent by certified mail (return receipt requested), or telecopied, or overnight couriered to the party receiving such communication at the address specified below:

If to Duska:	Duska Therapeutics, Inc. 470 Nautilus Street, Suite 300 La Jolla, CA 92037 Attn: Chairman of the Board and CEO
If to Pelleg:	Amir Pelleg, Ph.D. 24 Dartmouth Lane Haverford, PA 19041-1020

or such other address or addressee as either party may in the future communicate to the other party using this notice provision.

7.3

California Law.  This Agreement is entered into in San Diego, California and shall be governed by and construed in San Diego, California in accordance with the internal laws of the State of California, excluding its conflicts of laws provisions.  Any dispute arising out of or relating to this Agreement shall be decided by binding arbitration by the American Arbitration Association and shall be held in San Diego, California.  The ruling of the arbitrator shall be final and may be enforced by any party to such arbitration in any court of competent jurisdiction located in San Diego, California.

8.4

Dispute Resolution.  The parties agree that in the event Pelleg’s employment is terminated by either party, any dispute that may arise between them relating to such termination of employment (including, without limitation, any claim(s) based on common law, any federal or state statute, Title VII of the Civil Rights Act of 1964, as amended, the California Fair Employment and Housing Act, any statute or provision relating to employment discrimination and/or employment rights, the federal or any state constitution and/or any public policy) will be determined by arbitration and not by a lawsuit or resort to court process.  Any contractual dispute relating to termination of employment, including claims based on breach of the at-will employment and arbitration agreement, any express or implied agreement and/or any covenant of good faith and fair dealing, must be properly initiated within one year of termination of employment.  Any dispute based on any federal or state statute, Title VII of the Civil Rights Act of 1964, as amended, the California Fair Employment and Housing Act, any statute or provision relating to employment discrimination or employment rights, the federal or any state constitution and/or any public policy must be properly initiated within one year of termination of employment.  The parties agree that the time set forth for initiating arbitration of claims (one year) are important to avoid the loss of evidence and fading memories.  In addition, the prompt assertion of claims gives both parties an opportunity to take any appropriate corrective action.

Such arbitration shall be the exclusive forum for any dispute between the parties related to such termination of employment.  The arbitration of issues relating to the termination of employment shall be submitted pursuant to the employment arbitration rules of the American Arbitration Association that are in effect on the date of termination.  It is agreed that the arbitrator’s decision will be final and binding on all parties unless a party proves in San Diego Superior Court that the arbitrator, in making the decision, acted with criminal intent or in explicit violation of the employment arbitration rules of the American Arbitration Association that are in effect on the date of termination. Pelleg’s employment is at-will and this arbitration provision does not alter the at-will status of Pelleg’s employment.

NOTICE:  BY SIGNING THIS AGREEMENT YOU ARE AGREEING TO HAVE ANY ISSUE CONCERNING THE TERMINATION OF YOUR EMPLOYMENT DECIDED BY NEUTRAL ARBITRATION AND YOU ARE GIVING UP YOUR RIGHT TO A JURY OR COURT TRIAL.

8.5

Amendment.  No modification, amendment, supplement to or waiver of the provisions of this Agreement shall be binding upon the parties hereto unless made in writing and duly signed by both parties.

8.6

Waiver.  A failure of either party to exercise any right provided for herein shall not be deemed to be a waiver of any right hereunder.

8.7

Entire Agreement.  This Agreement and any attachment hereto set forth the entire understanding of the parties as to the subject matter therein and may not be modified except in writing executed by both parties.

8.8

Severability; Construction.  In the event any one or more of the provisions of this Agreement is invalid or otherwise unenforceable, the enforceability of remaining provisions shall be unimpaired.  Each party has had ample opportunity to retain independent legal counsel.  Therefore, this Agreement shall not be strictly construed against any party regardless of who is deemed the drafting party.

8.9

Survival.  The following Sections shall survive the termination of the term of this Agreement:  3 (Indemnity), 4 (Proprietary Rights), and 5 (Confidentiality).

8.10

Counterparts.  This Agreement may be signed in original or faxed counterparts.

IN WITNESS WHEREOF, the parties hereto, each acting under due and proper authority, have executed this Agreement as of the Effective Date.

/s/ Amir Pelleg, Ph.D.	DUSKA THERAPEUTICS, INC.,
Amir Pelleg, Ph.D.	a Nevada corporation

	By:	/s/ James S. Kuo, M.D., M.B.A.
James S. Kuo, M.D., M.B.A. Chairman of the Board and CEO

PROPRIETARY INFORMATION AND INNOVATIONS AGREEMENT

(Check  ✓appropriate box for ☑ employee or ✓ independent contractor.)

In consideration of my future or continued employment with, or my retention as an independent contractor by, Duska Therapeutics, Inc., a Nevada corporation (the "Company"), the compensation to be paid to me during the period of my employment or retention, and for other adequate and valuable consideration, I hereby agree to this PROPRIETARY INFORMATION AND INNOVATIONS AGREEMENT (this "Agreement"), which provides as follows:

1.

Employment. This Section 1 only applies if I am an employee of the Company. If I am an employee of the Company, I will perform the duties of my employment, as assigned by the Company and in a manner satisfactory to the Company, and will devote my full working time (unless specifically agreed in writing to the contrary) to such duties. I understand and acknowledge that this Agreement does not guarantee my employment for any specified term nor guarantee my continued employment by the Company and that either I or the Company may terminate my employment at any time, for any reason or without a reason, and that the termination shall be completely in the sole discretion of, and at the will of, the terminating party. I also understand and acknowledge that the Company may increase, decrease or change my hours, assignments or other terms of my employment in its sole discretion. The "at-will" nature of my employment relationship, and all provisions of this Agreement, cannot be changed except in a writing signed by the CEO of the Company (the "CEO").

2.

Loyal Performance. If I am an employee, I agree that during the period of my employment or retention by the Company, I will devote my full energies and productive time to the Company, except as explicitly permitted by an authorized representative of the Company in a formal written agreement. Whether I am an employee or an independent contractor, I will not, without the CEO's express written consent, engage in any business activity competitive with the Company during the term of my employment or retention.

3.

Confidential Information. I recognize that my employment or retention by the Company will involve contact with information of substantial value to the Company, which is not old and not generally known in the industry, and which gives the Company an advantage over its competitors who do not know or use it, including but not limited to, the following and any derivatives thereof: concepts, plans, referral lists, research, formulas, arrangements, techniques, contact identification and information, contract renewal dates, terms, test results, drawings, designs, models, samples, programs, software, hardware, techniques, procedures, processes, inventions, developments, equipment, prototypes, look and feel, trade secrets, trade dress, proposals, bid information, sales and customer information (including without limitation supplier, provider and customer preferences, pricing, and buying and selling habits), customer/client and prospect lists and contact information, source lists, contractor, supplier, vendor, customer/client and other relationships and contact information, promotional material, advertisements, displays, and business, financial, and marketing information relating to the business, products, services, practices and techniques of the Company (hereinafter referred to as "Confidential Information"). I recognize that the identity of, knowledge about, and the practices of, the Company's customers, joint venture partners, employees and independent contractors are at the very core of this Confidential Information. I recognize that I would not have any opportunity to develop any relationship whatsoever with the Company's customers, joint venture partners, employees and independent contractors without utilizing the Confidential Information. I will at all times regard and preserve as confidential such Confidential Information obtained by me from whatever source or developed by me while employed or retained by the Company and will not, either during my employment or retention or thereafter, use, publish or disclose any part of such Confidential Information in any manner at any time, except on behalf of the Company, without the prior written consent of the CEO. Further, both during my employment or retention and thereafter, I will refrain from any acts or omissions that would reduce the value of such Confidential Information to the Company. I agree to maintain all Confidential Information and related items solely at the Company's office, absent the express written consent of the CEO.

4.

 Non-Solicitation/Protection of Confidential Information. In order to protect the Confidential Information of the Company and its trade secrets, avoid unfair injury to the Company and avoid the use and disclosure of its Confidential Information and because the foregoing acts would necessarily and inevitably involve the use or disclosure of Confidential Information, I agree that during the term of my employment or retention and for a period of one (1) years following termination of my employment or retention with the Company for any reason:

(a) I will not directly or indirectly solicit the customers or joint venture partners of the Company to enter into a joint venture or purchase products or services that are competitive to those of the Company, or to solicit an engagement from the customers or prospective customers of the Company for consulting or other services or products involving the Company's Confidential Information or Innovations;

(b) I will not directly or indirectly solicit the suppliers, agents, distributors, joint venture partners or others with whom the Company has a material relationship to enter into a contract or relationship that may become competitive to any contract or relationship of the Company; and

(c) I will not directly or indirectly solicit or in any manner encourage employees of the Company to leave its employ or independent contractors or joint venture partners of the Company to terminate their retention.

5.

Disclosure of Innovations. I will promptly disclose in writing to the CEO, complete information concerning each and every innovation, invention, discovery, improvement, device, design, apparatus, practice, process, method, product, service, or new supplier or customer relationship (hereinafter referred to as "Innovations"), whether or not I consider them patentable or copyrightable, made, developed, perfected, devised, conceived or first reduced to practice by me, either solely or in collaboration with others, during the period of my employment or retention by the Company, and up to and including a period of twelve (12) months after termination of my employment or retention, whether or not during regular working hours, relating to the business, customers, products, practices or techniques of the Company, or to the Company's actual or demonstrably anticipated research or development, or resulting from any work performed by me for the Company.

6.

Assignment of Innovations. I hereby agree that any and all of said Innovations made, developed, perfected, devised, conceived or reduced to practice by me during the period of my employment or retention by the Company, and any other Innovations made, developed, perfected, devised, conceived or reduced to practice by me during said period of twelve (12) months after termination of my employment or retention if based upon the Confidential Information of the Company, relating to the business, products, practices or techniques of the Company or the Company's actual or demonstrably anticipated research or development, or resulting from any work performed by me for the Company, are the sole property of the Company, and I hereby assign and agree to assign to the Company, its successors and assigns, any and all of my right, title and interest in and to any and all of said Innovations, and any copyright, mark, patent applications or Letters Patent thereon.

7.

Applicability of Assignment Requirements. This Agreement shall not apply to any Innovations that I can prove through clear and convincing evidence qualify fully under the provisions of Section 2870 of the California Labor Code, as amended from time to time. I understand that Section 2870 provides that no assignment is required of any Innovations for which no equipment, supplies, facilities, or trade secret information of the Company was used and which was developed entirely on my own time without using any of the Company's equipment, supplies, facilities, or trade secret information, except for those Innovations that either:

(a) Related at the time of conception or reduction to practice of the innovation to the Company's business, or actual or demonstrably anticipated research or development of the Company.

(b)  Result from any work performed by me for the Company.

8.

List of Innovations. As a matter of record, I have attached to this Agreement as Exhibit a complete list of all innovations, inventions or improvements relevant to the subject matter of my employment or retention by the Company that have been made or conceived or first reduced to practice by me alone or jointly with others prior to my engagement by the Company that I desire to remove from the operation of this Agreement, and I represent that such list is complete. If no list is attached or the list is blank, it means that I have no innovations, inventions or improvements to list.

9.

Right to Use or Publish. Nothing in this Agreement shall limit or be construed to limit my right to use or publish information that I can prove by clear and convincing evidence originated from a source other than the Company and (a) was entirely in the public domain before my employment or retention commenced, (b) was known to me free from any claim of other third parties before my employment or retention, (e) fully complied with California Labor Code Section 2870, or (d) became public knowledge in its entirety without breach of any obligations of  confidentiality to the Company.

10.

Further Cooperation. I will, at any time during my employment or retention or thereafter, upon request and without further compensation therefor, but at no expense to me, do all lawful acts including the execution of papers and oaths and the giving of testimony that, in the opinion of the Company, its successors and assigns, may be necessary or desirable for obtaining, sustaining, reissuing, or enforcing Letters Patent, copyrights, trademarks or service marks in the

United States and throughout the world for any and all of said Innovations, and for perfecting, recording, and maintaining the title of the Company, its successors and assigns, to the Innovations and to any patent applications made and any Letters Patent, copyrights, trademarks or service marks granted for the Innovations in the United States and throughout the world. To accomplish the foregoing, I hereby appoint the CEO as my attorney-in-fact to execute any documents that the CEO deems necessary or desirable.

11.

Keeping of Records. I will keep complete, accurate and authentic accounts,  notes, data and records of any and all of the Innovations in the manner and form requested by the Company. Such accounts, notes, data and records, including all copies thereof, shall be the property of the Company, and, upon its request, I will promptly surrender the same to it, or if not previously surrendered, I will promptly surrender the same to the Company at the conclusion of my employment or retention.

12.

Surrender of Materials. I agree that I will also surrender to the Company, at its request, or at the conclusion of my employment or retention, all formulas, programs, samples, products, models, accounts, notes, data, sketches, drawings, lists and other documents and records, and all material and physical items of any kind, including all reproductions and copies thereof, which relate in any way to the business, products, practices or techniques of the Company or contain Confidential Information, whether created by me, or which come into my possession by reason of my employment or retention with the Company, and I agree further that all of the foregoing are the property of the Company, including without limitation all buyer and supplier lists and contact information.

13.

Prohibition of Misappropriation from Others. I agree that I will not disclose to the Company, use, or induce the Company to use, any innovation, trade secret or other proprietary information belonging to any third party, including but not limited to misappropriated software or copyrighted material. I further agree to defend, indemnify and hold the Company harmless against any action, claim or liability arising from or relating to my use or inducement of the Company to use any innovation, trade secret or other proprietary information allegedly belonging to any third party.

14.

Imposed Obligations'. I understand that the Company may enter into agreements or arrangements that may be subject to laws and regulations that impose obligations, restrictions and limitations on it with respect to Confidential Information, trade secrets, Innovations and patents that may be used or acquired by it or that may be conceived or developed by customers, employees, consultants or other agents rendering services to it. I agree that I shall be bound by all such obligations, restrictions and limitations and shall take any and all further action that may be required to discharge such obligations and to comply with such restrictions and limitations.

15.

Due Care of Properly. I will exercise the highest standard of care, consistent with good business judgment, to preserve in good working order subject to reasonable wear and tear from authorized usage, and to prevent loss of any equipment, instruments, samples, materials or accessories of the Company in my custody for the purpose of making demonstrations, implementing trials, carrying out development work, or otherwise conducting the business of the Company. I will promptly surrender the same to the Company at the conclusion of my employment or retention, or if not surrendered, I will account to the Company to its reasonable satisfaction as to the present location of all such instruments or accessories and the business purpose for their placement at such location. At the conclusion of my employment or retention with the Company, I agree to return such instruments or accessories to the Company or to account for same to the Company's reasonable satisfaction.

16.

No Inconsistent Agreements. I affirm that I have no direct or indirect  affiliation or relationship with any competitor of the Company, and I have no agreement with any other party that would preclude my compliance with my obligations under this Agreement.

17.

Post-Termination Statement. At the conclusion of my employment or retention with the Company, I agree to give a written statement to the Company certifying that I have complied with my obligations under this Agreement as set forth above and acknowledging my continuing obligations. I also consent to the Company notifying my later employers, partners and others about my obligations under this Agreement.

18.

Successors. The provisions of this Agreement shall inure to the benefit of, and be binding upon my heirs, personal representatives, successors and assigns. However, I affirm that I may not delegate my obligations under this Agreement, although the Company may freely assign this Agreement.

19.

Equitable Relief. I acknowledge and agree that (a) the provisions of this Agreement are reasonable and necessary to protect the legitimate interests of the Company, (b) the restrictions contained in this Agreement will not prevent me from earning or seeking a livelihood, (c) the restrictions contained in this Agreement shall apply in all areas where such application is permitted by law, (d) any violation of this Agreement by me would result in irreparable harm to the Company, and (e) the restrictions contained in this Agreement are a material consideration for the Company to enter into the employment or independent contractor relationship and that absent the restrictions contained in this Agreement, the Company would not have entered into such relationship. I understand and agree that, because of the unique nature of the Confidential Information and the other items protected under this Agreement, the Company will suffer irreparable harm if I fail to comply with any of my obligations under this Agreement, and monetary damages will be inadequate to compensate the Company for such breach.

Accordingly, I agree that the Company shall, in addition to any other remedies available to it at law or in equity, be entitled to injunctive relief to enforce the terms of this Agreement, without the necessity of posting a bond or undertaking.

20.

Governing Law. This Agreement is made in San Diego, California upon acceptance of the Company and shall be construed and interpreted in accordance with the internal laws of the State of California without resort to California's conflict of laws provisions. Any controversy or claim arising out of or relating to this Agreement or the breach thereof, whether involving remedies at law or in equity, shall be adjudicated in San Diego, California.

21.

Attorneys' Fees. In any controversy or claim arising out of or relating to this Agreement or the breach thereof, which results in a legal action, proceeding or arbitration, the prevailing party in such action, as determined by the court or arbitrator, shall be entitled to recover reasonable attorneys' fees and costs of such action.

22.

Entire Agreement. This Agreement constitutes the entire agreement between the parties with regard to this subject and may be waived, modified or amended only by an agreement in writing signed by the undersigned and the CFO.

23.

Severability. I recognize that the state and interpretation of the law with respect to protection of Confidential Information and other provisions of this Agreement may change from time to time, from place to place and court to court. If any provision in this Agreement is determined by any court of competent jurisdiction or arbitrator to be invalid or unenforceable for any reason, including without limitation by reason of such provision extending for too long a period or over too large a geographical area, or by reason of its being too extensive in any other respect, such provision to the specified extent that it is unenforceable shall be interpreted to extend only over the maximum period of time or geographic area, and to the maximum extent in all other respects, as to which it is valid and enforceable, thereby effectuating the parties' intent to the greatest extent possible. The invalidity or unenforceability of any particular provision of this Agreement shall not affect the other provisions hereof, and this Agreement shall be construed in all respects as if such invalid or unenforceable provision were omitted.

24.

Waiver.  No covenant, term or condition of this Agreement or breach thereof shall be deemed waived unless the waiver is in writing, signed by the party against whom enforcement is sought, and any waiver shall not be deemed to be a waiver of any preceding or succeeding breach of the same or any other covenant, term or condition.

25.

Attorney Consultation. Each party has been informed of his/her/its right to consult with his/her/its attorney prior to signing this Agreement and has either done so or has considered the matter and has decided not to do so.

26.

Interpretation. As each party has had opportunity to consult independent legal counsel, the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement.

27.

Counterparts. This Agreement is executed in original or faxed counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

[Signature Page Follows]

I have carefully read this entire Agreement, have received a copy of it, and fully understand it.

IN WITNESS WHEREOF, this Agreement was executed on December 31 , 2007 but it shall be effective as of the earlier of: (i) the date of this Agreement, or (ii) the first day of my employment or retention by the Company, or (iii) the date on which I first learned any Confidential Information.

APPROVED AND ACCEPTED:

Duska Therapeutics, Inc.,
a Nevada corporation

By:	/s/ Amir Pelleg, Ph.D.
Amir Pelleg, Ph.D. 24 Dartmouth Lane Haverford. PA 19041

Exhibit A

To: Duska Therapeutics, Inc.

1.

The following is a complete list of all innovations, inventions or improvements relevant to the subject matter of my employment or retention by Duska Therapeutics, Inc. (the "Company"), that have been made or conceived or first reduced to practice by me alone or jointly with others prior to my employment or retention by the Company, which I desire to remove from the operation of the Company's Proprietary Information and Innovations

Agreement:

X	No innovations, inventions or improvements.
Additional sheets attached.

2.

I propose to bring to my employment the following materials and documents of a former employer or client:

X	No materials or documents
See below:

/s/ Amir Pelleg, Ph.D.
Amir Pelleg, Ph.D.
Printed Name